                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         FAMOUS DAVE'S OF AMERICA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                         FAMOUS DAVE'S OF AMERICA, INC.
                               8091 Wallace Road
                         Eden Prairie, Minnesota 55344

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 12, 2003

TO THE SHAREHOLDERS OF FAMOUS DAVE'S OF AMERICA, INC.:

     Please take notice that the Annual Meeting of Shareholders of Famous Dave's of America, Inc. will be held, pursuant to due call by the Board of Directors of the Company, at the Famous Dave's Calhoun Blues Club, 3001 Hennepin Avenue, Calhoun Square, Minneapolis, Minnesota, on Thursday, June 12, 2003, at 9:00 a.m., or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect six directors.

     2. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on April 21, 2003 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy at the Annual Meeting.

     A PROXY FOR THIS MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Martin J. O'Dowd
                                          Martin J. O'Dowd
                                          President, Chief Executive Officer &
                                          Secretary

May 5, 2003

                         FAMOUS DAVE'S OF AMERICA, INC.
                               8091 WALLACE ROAD
                         EDEN PRAIRIE, MINNESOTA 55344

                           -------------------------

                                PROXY STATEMENT
                           -------------------------

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 JUNE 12, 2003

                         VOTING AND REVOCATION OF PROXY

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Famous Dave's of America, Inc. (as periodically referred to herein as "Famous Dave's" and the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 12, 2003, at 9:00 a.m. at the Famous Dave's Calhoun Blues Club, 3001 Hennepin Avenue, Calhoun Square, Minneapolis, Minnesota, for the purposes set forth in the accompanying notice of annual meeting.

     The approximate date on which this Proxy Statement and the accompanying proxy were first sent or given to shareholders was May 5, 2003. Each shareholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the same at any time prior to its use by giving notice of such revocation to the Company in writing, in open meeting or by executing and delivering a new proxy to the Secretary of the Company. Unless so revoked, the shares represented by each proxy will be voted at the meeting and at any adjournments thereof. Presence at the meeting of a shareholder who has signed a proxy does not alone revoke that proxy. Only shareholders of record at the close of business on April 21, 2003 (the "Record Date") will be entitled to vote at the meeting or any adjournments thereof.

                             VOTING SECURITIES AND
                           PRINCIPAL HOLDERS THEREOF

     The Company has outstanding one class of voting securities, Common Stock, $0.01 par value, of which 11,400,795 shares were outstanding as of the close of business on the Record Date. Each share of Common Stock is entitled to one vote on all matters put to a vote of shareholders.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group. Unless otherwise indicated, the address of each of the following persons is 8091 Wallace Road, Eden Prairie, Minnesota 55344, and each such person has sole voting and investment power with respect to the shares of Common Stock set forth opposite each of their respective names.

                                                                 SHARES
                                                              BENEFICIALLY           PERCENTAGE
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED                OF TOTAL
            ------------------------------------              ------------           ----------
David W. Anderson...........................................   1,631,500(1)(2)          14.3
Christopher O'Donnell.......................................      48,000(3)                *
Martin J. O'Dowd............................................     732,467(4)              6.1
Kenneth Stanecki............................................     100,000(5)                *
Michael Hoffer (15).........................................           0                   *
Thomas J. Brosig............................................     105,000(6)                *
Dean Riesen.................................................           0                   *
K. Jeffrey Dahlberg.........................................     228,634(7)              2.0
Richard L. Monfort..........................................      80,000(8)                *
Jundt Associates, Inc. .....................................     806,500(9)              7.1
  1550 Utica Avenue South, Suite 950
  Minneapolis, MN 55416
Jess S. Morgan & Company, Inc. .............................     607,450(10)             5.3
  5750 Wilshire Blvd., Suite 590
  Los Angeles, CA 90036
Wellington Trust Company, NA................................     580,000(11)             5.1
  75 State Street
  Boston, MA 02109
Wellington Management Company, LLP..........................   1,365,000(12)            12.0
  75 State Street
  Boston, MA 02109
Gilder, Gagnon, Howe & Co. LLC..............................     574,421(13)             5.0
  1775 Broadway, 26th Street
  New York, NY 10019
All Directors and Officers as a group (8 people)............   2,925,601(14)            20.4

---------------

  *  less than 1%

 (1) Includes 1,559,500 that such person holds jointly with his spouse.

 (2) Includes 72,000 shares owned by Grand Pines Resorts, Inc., a corporation wholly-owned by Mr. Anderson. Mr. Anderson disclaims beneficial ownership of such shares.

 (3) Includes 48,000 shares that such person has the right to acquire within 60 days.

 (4) Includes 701,667 shares that such person has the right to acquire within 60 days.

 (5) Includes 100,000 shares that such person has the right to acquire within 60 days.

 (6) Includes 80,000 shares that such person has the right to acquire within 60 days.

 (7) Includes 38,334 shares that such person has the right to acquire within 60 days.

 (8) Includes 80,000 shares that such person has the right to acquire within 60 days.

 (9) Based on the most recent Schedule 13G filed on February 11, 2003 with the Securities and Exchange Commission.

(10) Based on the most recent Schedule 13G filed on January 29, 2002 with the Securities and Exchange Commission.

(11) Based on the most recent Schedule 13G filed on February 12, 2003 with the Securities and Exchange Commission.

(12) Based on the most recent Schedule 13G filed on February 12, 2003 with the Securities and Exchange Commission. Includes 580,000 shares beneficially owned by Wellington Trust Company, NA.

(13) Based on the most recent Schedule 13G filed on November 10, 2002 with the Securities and Exchange Commission.

(14) Includes 1,048,001 shares that such persons have the right to acquire within 60 days.

(15) Michael Hoffer became Chief Operating Officer on January 3, 2002 and his employment with the Company terminated as of July 19, 2002.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     The Board of Directors currently consists of six (6) directors, each of which has been nominated for re-election by the Board of Directors. If re-elected, each nominee has consented to serve as a director of the Company, to hold office until the next Annual Meeting of the Shareholders, or until his successor is elected and shall have qualified.

     The names and ages of the nominees, and their principal occupations and tenure as directors are set forth below based upon information furnished to the Company by such nominees.

   NAME AND AGE OF               PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE            DIRECTOR
DIRECTOR AND NOMINEE   FOR THE PAST FIVE YEARS AND DIRECTORSHIPS OF PUBLIC COMPANIES   SINCE
---------------------  -------------------------------------------------------------  --------
  David W. Anderson    Founded the Company in 1994 and has been served as Chairman      1994
       Age 49          1994 of the Board of the Company since its formation. In
                       October 1990, Mr. Anderson co-founded Grand Casinos, Inc.
                       (now a wholly-owned subsidiary of Park Place Entertainment
                       Corp.), and through March 1996 served as Executive Vice
                       President of that company.
  Thomas J. Brosig     From January 1999 through October 1999, Mr. Brosig served as     1996
       Age 53          President of Lakes Gaming, Inc. Mr. Brosig served as
                       President of Grand Casinos, Inc. from September 1996 to
                       December 1998 and served as its Chief Executive Officer from
                       March 1998 to December 1998. Prior to that time and from
                       August 1994, he served as its Executive Vice President --
                       Investor Relations and Special Projects. Mr. Brosig is also a
                       Director of G-III Apparel Group Ltd., a manufacturer and
                       distributor of leather apparel, and Wilsons The Leather
                       Experts Inc., a leather goods retailer.
   Dean A. Riesen      Appointed as a director in March 2003, Mr. Riesen founded an     2003
       Age 46          investment firm, Riesen & Company, which he has served as
                       Managing Partner since 2001. Prior to that, Mr. Riesen served as Chief Financial Officer of Carlson Holdings, Inc. (parent of Carlson Companies, Inc. and T.G.I. Friday's, Inc.) from
                       1999-2001. Mr. Riesen was also President & CEO of Tonkawa,
                       Inc. from 1999-2001 and President, CEO, and General Partner of Carlson Real Estate Company from 1985-2001. Mr. Riesen
                       served on Carlson Companies' Investment Committee from
                       1989-1999. Mr. Riesen was a member of Thomas Cook Holdings
                       LTD (U.K.) Board of Directors and a member of its Audit
                       Committee.
 K. Jeffrey Dahlberg   Mr. Dahlberg is president of Sugarloaf Ventures, Inc. a          2001
       Age 49          business development and investment firm. In 1990, Mr.
                       Dahlberg co-founded Grow Biz International, Inc., and served as its Chairman from inception until March 2000 and served as
                       Chief Executive Officer of such company from 1999 until March
                       2000.
 Richard L. Monfort    From 1990 to 1995, Mr. Monfort served as the President of the    1996
       Age 48          red meats division of Conagra, which division had $8 billion in sales of beef and pork annually. From September 1995 to the present, Mr. Monfort has been engaged in the management of various private business and investment interests,
                       including acting as managing partner of the Hyatt Grand
                       Champion Hotel (Palm Springs, California), owner of the
                       Hilltop Steakhouse (Boston, Massachusetts), and partner in the Montera Cattle Company. Mr. Monfort is also a director of
                       Suntron Corporation (Phoenix, AZ), a producer of circuit
                       boards and other components for computer manufacturers and is
                       Vice Chairman of the Colorado Rockies, a professional
                       baseball team.

   NAME AND AGE OF               PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE            DIRECTOR
DIRECTOR AND NOMINEE   FOR THE PAST FIVE YEARS AND DIRECTORSHIPS OF PUBLIC COMPANIES   SINCE
---------------------  -------------------------------------------------------------  --------
  Martin J. O'Dowd     Became the President, Chief Executive Officer, Chief             1996
       Age 55          Operating Officer and Secretary of the Company in August,
                       1999. Prior to joining the Company as an executive officer,
                       Mr. O'Dowd served as the President and Chief Executive
                       Officer of Elephant & Castle Group, Inc. He was Chief
                       Operating Officer for United States operations of that
                       company from April 1997 to March 1998. From May 1995 to April
                       1997, Mr. O'Dowd served as President and Chief Operating
                       Officer of Rainforest Cafe, Inc. From July 1987 to May 1995,
                       Mr. O'Dowd was Corporate Director, Food and Beverage Services
                       for Holiday Inn Worldwide.

PROXIES AND VOTING -- PROPOSAL ONE

     Only holders of record of the Company's Common Stock at the close of business on April 21, 2003, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 11,400,795 shares of Common Stock outstanding. Each share of Common Stock entitles the holder thereof to one vote upon each matter to be presented at the Annual Meeting. A quorum, consisting of a majority of the outstanding shares of the Common Stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before action may be taken at the Annual Meeting.

     Each proxy returned to the Company will be voted in accordance with the instructions indicated thereon. Adoption of each proposal requires the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy at the Annual Meeting.

     All shares represented by proxies will be voted for the election of the nominees for the Board of Directors named in this Proxy Statement unless a contrary choice is specified. If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board of Directors. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors, shall not be considered present and entitled to vote on the election of directors.

     While the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment thereof, all proxies returned to the Company will be voted on any such matter in accordance with the judgment of the proxy holders.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by (i) each individual serving as Chief Executive Officer of the Company during the fiscal year ended December 29, 2002; and (ii) each individual that served as an executive officer of the Company during the fiscal year ended December 29, 2002, whose salary and bonus during such fiscal year exceeded $100,000 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                          ANNUAL COMPENSATION                   ------------
                                           --------------------------------------------------    SECURITIES
                                           FISCAL                              OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION                 YEAR    SALARY($)    BONUS($)    COMPENSATION($)     OPTIONS(#)
---------------------------                ------   ----------   ---------   ----------------   ------------
David W. Anderson........................   2002         -0-          -0-            -0-              -0-
  Chairman of the Board                     2001         -0-          -0-            -0-              -0-
                                            2000         -0-          -0-            -0-              -0-
Martin J. O'Dowd.........................   2002     458,308          -0-            -0-          100,000
  Chief Executive Officer and               2001     412,500      125,000(2)         -0-          100,000(2)
  Secretary                                 2000     330,289      100,000(3)         -0-          100,000
Kenneth Stanecki(1)......................   2002     203,692          -0-            -0-           60,000
  Chief Financial Officer                   2001     191,346       60,000(2)     327,250(4)        50,000
                                            2000     114,423       38,500         27,000(5)       150,000
Christopher O'Donnell(7).................   2002     151,385          -0-            -0-           30,000
  Sr. Vice President Operations             2001     139,500       28,800(2)     177,345(6)        20,000(2)
                                            2000     134,700       22,000            -0-           20,000
Michael Hoffer(8)........................   2002     158,334          -0-            -0-              -0-
  Chief Operating Officer

-------------------------

(1) Mr. Stanecki joined the Company as of May 1, 2000.

(2) Includes bonuses paid and options granted in February 2002 for Fiscal 2001 performance.

(3) Includes bonuses paid in February 2001 for Fiscal 2000 performance.

(4) Includes exercise of 50,000 stock options.

(5) Moving expenses.

(6) Includes exercise of 26,000 stock options.

(7) Mr. O'Donnell became Sr. Vice President Operations on June 19, 2002. Prior to such time, he served as Vice President of Human Resources.

(8) Mr. Hoffer became Chief Operating Officer on January 3, 2002 and his employment with the Company terminated as of July 19, 2002.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the number of individual grants of stock options made during fiscal year 2002 to the Named Executives.

                                            INDIVIDUAL GRANTS
                          ------------------------------------------------------   POTENTIAL REALIZABLE
                          NUMBER OF    PERCENTAGE OF                                 VALUE AT ASSUMED
                          SECURITIES   TOTAL OPTIONS                               ANNUAL RATE OF STOCK
                          UNDERLYING     GRANTED TO     EXERCISE OR                 PRICE APPRECIATION
                            OPTION       EMPLOYEES      BASE PRICE    EXPIRATION   ---------------------
NAME                       GRANTED     IN FISCAL YEAR    ($/SHARE)       DATE       5%($)       10%($)
----                      ----------   --------------   -----------   ----------   --------   ----------
David W. Anderson.......       -0-           -0-              --            N/A         -0-          -0-
Martin J. O'Dowd........   100,000(1)       25.3           $6.60      7/19/2012    $415,070   $1,051,870
Kenneth Stanecki........    60,000(1)       15.2           $6.60      7/19/2012    $249,042   $  631,122
Christopher O'Donnell...    30,000(1)        7.6           $6.60      7/19/2012    $124,042   $  315,561
Michael Hoffer..........    75,000(2)      18.99            7.40      1/02/2012    $349,037   $  884,527

-------------------------

(1) Options vest and become exercisable in five equal annual installments commencing on July 19, 2003.

(2) Options expired prior to the end of fiscal 2002.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     The following table summarizes information with respect to options held by the Named Executives, and the value of the options held by such persons at the end of fiscal 2002.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                            SHARES                       OPTIONS AT FY-END(#)         OPTIONS AT FY-END(1)($)
                          ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                      EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      -----------   -----------   -----------   -------------   -----------   -------------
David M. Anderson........     -0-           -0-             -0-            -0-            -0-           -0-
Martin J. O'Dowd.........     -0-           -0-         701,667        158,333        340,825        14,875
Kenneth Stanecki.........     -0-           -0-         100,000         60,000         11,750        11,750
Christopher O'Donnell....     -0-           -0-          40,000         54,000         14,770        14,770
Michael Hoffer...........     -0-           -0-             -0-            -0-            -0-           -0-

-------------------------

(1) Based upon the difference between the option exercise price and the closing sale price of the Common Stock on December 27, 2002 (the last trading day prior to the end of the Company's 2002 fiscal year), which was $2.97.

EMPLOYMENT AGREEMENTS

     Effective August 1, 1999, the Company entered into a three-year employment agreement with Martin J. O'Dowd, President, Chief Executive Officer and Secretary, subject to early termination for a variety of reasons. Effective September 1, 2001, the Company and Mr. O'Dowd agreed to amend the agreement to extend its term for an additional two years. As a result, the current expiration date of Mr. O'Dowd's employment agreement is August 1, 2004. Mr. O'Dowd received an annualized base salary of $450,000 from the beginning of fiscal 2002 until July 2002, at which time his salary was increased to $468,000. Based on these amounts, Mr. O'Dowd received a salary of $458,308 during fiscal 2002. Pursuant to the employment agreement, Mr. O'Dowd is entitled to receive an annual bonus of up to 40% of his base salary, based on performance criteria to be established by the Company. Mr. O'Dowd did not receive a performance based incentive award for fiscal 2002. Mr. O'Dowd also receives medical, dental and other customary benefits. The employment agreement provides that Mr. O'Dowd will receive $200,000 if terminated by the Company for a reason other than "cause" or if Mr. O'Dowd resigns for "good reason", each as defined in the employment agreement. The agreement also provides that Mr. O'Dowd will continue to receive his base salary and bonus if he terminates his employment following a "change of control" of the Company, as defined therein. The employment agreement provides that Mr. O'Dowd will not compete with the Company for two years after the termination of his employment with the Company. On July 19, 2002, the Company granted Mr. O'Dowd options to purchase 100,000 shares of the Company's common stock at a per share exercise price of $6.60, which represented the closing price of the Company's common stock on the date of the grant. These options vest on a pro-rata basis over a five-year period beginning July 19, 2003.

     Effective as of May 1, 2000, the Company commenced an employment arrangement with Kenneth Stanecki, pursuant to which Mr. Stanecki is serving as Chief Financial Officer. Mr. Stanecki received an annualized base salary of $200,000 from the beginning of fiscal 2002 until July 2002, at which time his salary was increased to $208,000. Based on these amounts, Mr. Stanecki received a salary of $203,692 during fiscal 2002. Pursuant to the employment arrangement, Mr. Stanecki is entitled to receive a bonus of up to 35% of his base salary based upon performance criteria to be established by the Company. Mr. Stanecki did not receive a performance based incentive award for fiscal 2002. Mr. Stanecki also receives medical, dental and other customary benefits. On July 19, 2002, Mr. Stanecki was granted options to purchase 60,000 shares of the Company's common stock at a per share exercise price equal to $6.60, which represented the closing sale price of the Company's common stock on the date of the grant. These options vest on a pro-rata basis over a five-year period beginning July 19, 2003.

     Christopher O'Donnell has been an employee of the Company since 1998. He became Sr. Vice President of Operations and was designated an Executive Officer of the Company on June 19, 2002. Pursuant to his employment arrangement with the Company, Mr. O'Donnell receives an annualized salary of $164,000. Mr. O'Donnell is entitled to receive a bonus of up to 35% of his base salary based upon performance criteria to be established by the Company. Mr. O'Donnell did not receive a performance based incentive award for fiscal 2002. Mr. O'Donnell also receives medical, dental and other customary benefits. On July 19, 2002, Mr. O'Donnell was granted options to purchase 30,000 shares of the Company's common stock at a per share exercise price equal to $6.60, which represented the closing sale price of the Company's common stock on the date of the grant. These options vest on a pro-rata basis over a five-year period beginning July 19, 2003.

DIRECTOR COMPENSATION

     Prior to March 1, 2002, directors received no monetary fees for serving as directors. Commencing March 1, 2002, each non-employee director of the Company receives $5,000 for each meeting of the Board of Directors attended in person, or $2,500 for each such meeting attended by telephone. Also commencing as of March 1, 2002, on the day after each annual shareholders' meeting, the Company will grant its non-employee directors options to purchase 5,000 shares of the Company's common stock at an exercise price equal to the fair market value of such common stock on the date of grant.

     In addition, non-employee directors may be granted, at the discretion of the Board, additional options to purchase shares of the Company's common stock. Such options shall contain such terms and provisions as the Board determines at the time of grant. On May 23, 2002, Messrs. Brosig, Monfort and Dahlberg each received ten-year options to purchase 5,000 shares of the Company's common stock for their service as directors. All of these options vest on May 23, 2003 and have a per share exercise price equal to $8.07, which represented the closing sale price of the Company's common stock on the date of the grant.

     Members of the Board who are also employees of the Company receive no options for their services as directors.

                       EXECUTIVE OFFICERS OF THE COMPANY

                                                       PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE
                NAME                   AGE   FOR THE PAST FIVE YEARS AND DIRECTORSHIPS OF PUBLIC COMPANIES
                ----                   ---   -------------------------------------------------------------
David W. Anderson....................  49    See "Election of Directors (Proposal One)" -- above.
Martin J. O'Dowd.....................  55    See "Election of Directors (Proposal One)" -- above.
Kenneth J. Stanecki..................  41    Chief Financial Officer of the Company since May 1, 2000.
                                             From October 1997 until April 2000, Mr. Stanecki was
                                             Vice-President of Finance for AmeriKing Corporation. For the
                                             ten-year period preceding his employment in such position,
                                             Mr. Stanecki held a progression of positions with Burger King
                                             Corporation in finance and operations.
Christopher O'Donnell................  43    Senior Vice President of Operations of the Company since June
                                             19, 2002. From February 1998 to June 200, he served as the
                                             Vice President of Human Resources for the Company. Prior to
                                             joining the Company, Mr. O'Donnell was the Vice President of
                                             Development for Pencom International. From 1982 to 1987 Mr.
                                             O'Donnell was the operating partner in Premier Ventures a
                                             high volume restaurant located in Denver, Colorado.

EQUITY COMPENSATION PLAN INFORMATION

     The Company maintains the 1995 Stock Option and Compensation Plan (the "Management Plan"), the 1997 Employee Stock Option Plan (the "Employee Plan") and the 1998 Director Stock Option Plan (the "Director Plan"). The Management Plan is designed to furnish a variety of economic incentives designed to attract, retain and motivate employees (including management level employees) of and consultants to the Company. The purpose of the Employee Plan is attract, retain and motivate employees of the Company (not including officers and directors of the Company) by furnishing opportunities to purchase or receive shares of the Company's Common Stock. The purpose of the Director Plan is to encourage share ownership by Company directors who are not employees of the Company in order to promote long-term shareholder value through continuing ownership of the Company's Common Stock.

     The Management Plan and the Director Plan have each been approved by the Company's shareholders. The Employee Plan has not been submitted for approval to Company's shareholders.

     The following table sets forth certain information as of December 29, 2002 with respect to the Management Plan, the Employee Plan and the Director Plan:

                                                                                       NUMBER OF SECURITIES
                                                                                       REMAINING AVAILABLE
                                                NUMBER OF                              FOR FUTURE ISSUANCES
                                            SECURITIES TO BE                               UNDER EQUITY
                                               ISSUED UPON        WEIGHTED-AVERAGE      COMPENSATION PLANS
                                               EXERCISE OF        EXERCISE PRICE OF         (EXCLUDING
                                               OUTSTANDING           OUTSTANDING       SECURITIES REFLECTED
              PLAN CATEGORY                    OPTIONS(A)            OPTIONS(B)           IN COLUMN(A))
              -------------                 ----------------      -----------------    --------------------
Equity Compensation Plans Approved By
Security Holders:
  1995 Stock Option and Compensation
     Plan................................       1,205,800               3.39                 236,614
  1998 Director Stock Option Plan........         255,000               4.19                  95,000
                                                ---------               ----                 -------
  Total:.................................       1,460,800               3.53                 331,614
                                                ---------               ----                 -------
Equity Compensation Plans Not Approved By
Security Holders:
  1997 Employee Stock Option Plan........         340,910               3.00                 213,060
                                                ---------               ----                 -------
TOTAL:...................................       1,801,710               3.56                 544,674
                                                =========               ====                 =======

                            STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year return to the Company's shareholders (based on appreciation of the market price of the Company's common stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by the Company. The following presentation compares the Company's common stock price in the period from December 28, 1997 through December 29, 2002, to the S&P 500 Stock Index and to the S&P Small Cap Restaurant Index.

     The Company has elected to use the S&P Small Cap Restaurant Index in compiling its stock performance graph because it believes the S&P Small Cap Restaurant Index represents a comparison to competitors with similar market capitalization to the Company.

     The presentation assumes that the value of an investment in each of the Company's common stock, the S&P 500 Index and the S&P Small Cap Restaurant Index was $100 on December 28, 1997, and that any dividends paid were reinvested in the same security.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG FAMOUS DAVE'S OF AMERICA, INC., THE S&P 500 INDEX,
                     AND THE S&P SMALL CAP RESTAURANT INDEX



                     [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------------
    TOTAL RETURN ANALYSIS              12/28/97      1/3/99       1/2/00      12/31/00     12/30/01     12/30/02
----------------------------------------------------------------------------------------------------------------------
    Famous Dave's of America           $100.00      $ 31.46      $ 22.73      $ 33.56      $ 81.78      $ 35.19
----------------------------------------------------------------------------------------------------------------------
    S&P Small Cap Restaurants          $100.00      $109.45      $107.66      $131.51      $154.77      $158.29
----------------------------------------------------------------------------------------------------------------------
    S&P 500                            $100.00      $133.30      $161.35      $146.65      $128.34      $100.02
----------------------------------------------------------------------------------------------------------------------

Source: CTA Public Relations www.ctapr.com (303) 665-4200. Data from BRIDGE Information Systems, Inc.

                                 OTHER MATTERS

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

     The Board of Directors held three meetings during 2002 and took action by written action in lieu of a meeting five times. The Company has an Audit Committee and a Compensation Committee.

Audit Committee of the Board of Directors

     The Company has established a four-member Audit Committee within the Board of Directors that currently consists of Messrs. Thomas J. Brosig, K. Jeffrey Dahlberg, Richard L. Monfort and Dean Riesen. During 2002, the Audit Committee was a three-member committee consisting of Messrs. Dahlberg, Monfort and James
W. Cox, a former member of the Company's Board of Directors who resigned as of March 10, 2003. Mr. Brosig was appointed to replace Mr. Cox as a member of the Audit Committee upon Mr. Cox's resignation. On March 10, 2003, Mr. Riesen was appointed to serve as the fourth member of the Audit Committee. The Audit Committee recommends to the full Board the engagement of the Company's independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors and reviews the adequacy of the Company's system of internal accounting controls. The Audit Committee held one formal meeting and three informal quarterly telephonic meetings during the fiscal year ended December 29, 2002

     The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the written charter was attached as an appendix to the proxy statement for the Company's 2001 Annual Meeting of Shareholders. The audit committee has established a policy of reviewing and pre-approving the performance of all audit and non-audit accounting services to be performed by the Company's independent public accountant, other than certain de minimus exceptions.

     The Board of Directors has determined that each of the four Audit Committee members is an "independent director", as such term is defined by Section 4200(a)(13) of the National Association of Securities Dealers' listing standards. The Board of Directors has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Compensation Committee of the Board of Directors

     The Company's Compensation Committee currently consists of Mr. Thomas J. Brosig. During fiscal 2002, the Company's Compensation Committee consisted of Messrs. Brosig and James W. Cox. The Compensation Committee reviews the Company's remuneration policies and practices, makes recommendations to the full Board in connection with all compensation matters affecting the Company and administers the Company's incentive compensation plans. The Compensation Committee held no formal meetings during 2002 and took action by written action in lieu of a meeting one time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the directors who served as a member of the Compensation Committee during fiscal 2002 have served as an officer or employee of the Company.

REPORT OF THE AUDIT COMMITTEE

     The primary functions of the Audit Committee are (i) to serve an as independent and objective party to monitor the Company's financial reporting process and internal control system, (ii) to review and appraise the audit efforts of the Company's independent accountants and internal audit department, and (iii) to provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit department, and the Board of Directors.

     The Audit Committee has reviewed the Company's audited consolidated financial statements for the last fiscal year and discussed them with management.

     The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit

Committees, as amended, promulgated by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

     The Audit Committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year.

                                          THOMAS J. BROSIG
                                          K. JEFFREY DAHLBERG
                                          RICHARD L. MONFORT
                                          DEAN RIESEN

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions on compensation of the Company's executives generally have been made by a two-member Compensation Committee of the Board of Directors. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board of Directors. During fiscal 2002, the members of the Compensation Committee were Messrs. Thomas J. Brosig and James W. Cox. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Compensation Committee addressing the compensation policies for the Company and its subsidiaries for the fiscal year ended December 29, 2002 as they affected the Company's executive officers.

     The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Compensation Committee believes to be consistent with others in the Company's industry.

     There are three elements in the Company's executive compensation program, all determined by individual and corporate performance.

     - Base salary compensation

     - Annual incentive compensation

     - Stock options

     Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

     Annual incentive compensation for executives of the Company is based primarily on corporate operating earnings and revenue growth and the Company's positioning for future results, but also includes an overall assessment by the Compensation Committee of executive management's performance, as well as market conditions.

     Awards of stock grants under the 1995 Stock Option and Compensation Plan (the "Management Plan") are designed to promote the identity of long-term interests between the Company's executives and its shareholders and assist in the retention of executives. The Management Plan also permits the Committee to grant stock options to key personnel. Options become exercisable based upon criteria established by the Company. During 2002, the Compensation Committee issued an aggregate of 356,932 options pursuant to the Management Plan, which included 100,000 shares granted on July 19, 2002 to Martin J. O'Dowd, Chief Executive Officer of the Company. The option granted to Mr. O'Dowd is exercisable at $6.60 per share, the closing saleprice of the Company's common stock on the date of the grant.

     Mr. O'Dowd received an annualized base salary of $450,000 until July 2002, at which time the Compensation Committee increased Mr. O'Dowd's base salary to $468,000 for the remainder of the fiscal year. This increase resulted from the Committee's assessment of the growth in the Company's operations and prospects since Mr. O'Dowd's prior base salary was established in July 2001. The Committee also increased Mr. O'Dowd's salary to make it more competitive with executives in other industry-related companies. Mr. O'Dowd did not receive an incentive compensation award for fiscal 2002.

     The Compensation Committee surveys employee stock option programs of companies with similar capitalization to the Company prior to recommending the grant of options to executives. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's common stock at any particular point in time, the decision as to whether such value will be realized in any particular year is determined by each individual executive and not by the Compensation Committee. Accordingly, when the Compensation Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

                                          THOMAS J. BROSIG

                         INDEPENDENT PUBLIC ACCOUNTANTS

GRANT THORNTON LLP

     The Audit Committee of the Company's Board of Directors has appointed Grant Thornton LLP as the Company's independent public accountants for the 2003 fiscal year. A representative of Grant Thornton LLP is expected to attend this year's Annual Meeting of Shareholders and be available to respond to appropriate questions from shareholders, and will have the opportunity to make a statement if such representative so desires.

CHANGE IN INDEPENDENT AUDITORS

     On September 26, 2002, the Company dismissed Virchow, Krause & Company, LLP, which had previously served as the Company's independent accountants.

     The report of Virchow, Krause & Company on the consolidated financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

     The Company's Audit Committee and Board of Directors participated in and approved the decision to change independent accountants on September 26, 2002.

     In connection with its audit of the consolidated financial statements for the 2001 and 2000 fiscal years ending December 30, 2001 and December 31, 2000, respectively, and through September 26, 2002, there were no disagreements with Virchow, Krause & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Virchow, Krause & Company, would have caused Virchow, Krause & Company to make reference to such disagreements in their report on the financial statements for such years.

     During the 2001 and 2000 fiscal years and through September 26, 2002, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     The Company requested that Virchow, Krause & Company furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. A copy of such letter, dated September 27, 2002, was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the Securities Exchange Commission on September 27, 2002.

     On September 26, 2002, the Company engaged Grant Thornton, LLP as its new independent accountants. Such engagement was approved by the Company's Audit Committee and Board of Directors on

September 26, 2002. In the Company's two most recent fiscal years and any subsequent interim period prior to the date of the engagement, the Company had not consulted with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a "disagreement," as that term is defined in Item 304(a)(1)(iv)of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a "reportable event," as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

FEES BILLED TO COMPANY BY ITS INDEPENDENT AUDITORS

     The following table presents fees for professional audit services rendered by Grant Thornton LLP and Virchow, Krause & Company, LLP, as applicable, during fiscal 2002 and 2001, as well as fees for other services rendered by Grant Thornton LLP and Virchow, Krause & Company, LLP to the Company during fiscal 2002 and 2001.

                                                                  2002        2001
                                                                  ----        ----
Audit Fees..................................................    $ 51,550    $ 36,520
Audit-Related Fees(1).......................................    $ 19,057    $ 16,512
Tax Fees(2).................................................    $ 33,365    $ 19,007
All Other Fees(3)...........................................    $ 19,162    $ 28,397
                                                                --------    --------
     Total Fees.............................................    $123,132    $100,436
                                                                ========    ========

---------------
(1) Audit-Related Fees consist principally of assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements but not reported under the caption Audit Fees above.

(2) Tax Fees consist of fees for tax compliance, tax advice, and tax planning.

(3) All Other Fees in fiscal 2001 consist of fees for products and services provided other than the audit, audit related and tax services reported above.

     The Audit Committee of the Board of Directors has reviewed the fees billed by Grant Thornton LLP during fiscal year 2002 and, after consideration, has determined that the receipt of these fees by Grant Thornton LLP is compatible with Grant Thornton LLP's maintaining its independence.

                              CERTAIN TRANSACTIONS

     During January 2002, the Company paid off and terminated a revolving line of credit with Associated Commercial Financing, Inc. (formerly known as BNC Financial Corporation), of which outstanding amounts were secured by certain of the Company's assets and were personally guaranteed (and partially secured) by Mr. David W. Anderson, the Chairman of the Company.

     During fiscal year 2002, the Company rented various properties from S&D Land Holdings, Inc. ("S&D"), a Minnesota corporation that is wholly owned by Mr. David W. Anderson, the Chairman of the Company. The Company paid S&D rent of $301,381 during the fiscal year ended December 29, 2002. The Company owed S&D $365,000 at December 30, 2001 that was paid in full in January 2002. In addition, in February 2002, the Company paid off a $750,000 note issued to S&D in connection with the Company's January 2000 purchase of a restaurant site in Minnetonka, Minnesota.

     On October 5, 2001, the Company granted Martin J. O'Dowd a two-year exclusive option to develop franchise units in North Carolina beginning in October 2004, which option generally precludes the Company's development of owned or franchised restaurants in North Carolina before the expiration of the option. The option permits Mr. O'Dowd to develop the franchise units in exchange for a 4% royalty fee, which fee may be less than the aggregate amount the Company may have charged an unaffiliated third party. In addition, the customary Franchise Area Development and Franchise Fees the Company would have charged an unaffiliated third party are waived.

     Except as otherwise set forth above, management believes all of the above-described transactions were conducted on terms no less favorable to the Company than could be obtained from unrelated third parties.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Information regarding Christopher O'Donnell required to be filed on Form 3 in June 2002, was instead filed in August 2002. Except as set forth above, based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 29, 2002.

                           PROPOSALS OF SHAREHOLDERS

     Any shareholder who desires to submit a proposal for action by the stockholders at the next annual meeting must submit such proposal in writing to Martin J. O'Dowd, Secretary, Famous Dave's of America, Inc., 8091 Wallace Road, Eden Prairie, Minnesota 55344 by January 6, 2004. Due to the complexity of the respective rights of the shareholders and the Company in this area, any shareholder desiring to propose such an action is advised to consult with his or her legal counsel with respect to such rights. The Company suggests that any such proposal be submitted by certified mail, return receipt requested.

                     DISCRETIONARY PROXY VOTING AUTHORITY/
                         UNTIMELY STOCKHOLDER PROPOSALS

     Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal that the stockholder has not sought to include in the Company's proxy statement. The Rule provides that if a proponent of a proposal fails to notify the Company of the proposal at least 45 days before the date of mailing of the prior year's proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

     With respect to the Company's 2004 Annual Meeting of Shareholders, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company's proxy statement, by March 21, 2004, the management proxies will be allowed to use their discretionary authority as outlined above.

                                  SOLICITATION

     The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement, Annual Report and other material which may be sent to the shareholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by the Company for their expenses in doing so. Proxies are being solicited personally, by telephone, by telegram or by special letter.

     The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Martin J. O'Dowd
                                          Martin J. O'Dowd
                                          President, Chief Executive Officer &
                                          Secretary

                         FAMOUS DAVE'S OF AMERICA, INC.

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- JUNE 12, 2003

         The undersigned, a shareholder of Famous Dave's of America, Inc., hereby appoints David W. Anderson and Martin J. O'Dowd, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Famous Dave's of America, Inc. to be held at the Calhoun Blues Club, 3001 Hennepin Avenue, Calhoun Square, Minneapolis, Minnesota, on Thursday, June 12, 2003, at 9:00 a.m., and at any and all adjournments thereof, with all the powers which the undersigned would possess if personally present, upon:

(1)      ELECTION OF DIRECTORS

           FOR all nominees                            WITHHOLD

AUTHORITY to vote for (except as marked to the contrary below) all nominees listed below:
                                David W. Anderson
                                Thomas J. Brosig
                               K. Jeffrey Dahlberg
                               Richard L. Monfort
                                Martin J. O'Dowd
                                   Dean Riesen

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:


     ---------------------------------------------------------------------------

(2) UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.
                                                    ---

        (Continued, and TO BE COMPLETED AND SIGNED, on the reverse side)

                           (Continued from other side)

         The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the Annual Meeting of Shareholders.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. When properly executed, this proxy will be voted on the proposals set forth herein as directed by the shareholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director.

                                    Dated                              , 2003
                                         ------------------------------


                                    x
                                    ----------------------------------------

                                    x
                                    ----------------------------------------

                           (Shareholder must sign exactly as the name appears at left. When signed as a corporate officer, executor, administrator, trustee, guardian, etc., please give full title as such. Both joint tenants must sign.)